Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the 2005 Long-Term Stock Incentive Plan of UST Inc. and to the incorporation by reference therein of our reports dated March 3, 2005, with respect to the consolidated financial statements and schedule of UST Inc., UST Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of UST Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
May 5, 2005